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                                  EXHIBIT 11.1

                           TRIDENT MICROSYSTEMS, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA, UNAUDITED)

                                                             Three Months Ended           Six Months Ended
                                                                December 31,                December 31,
                                                           ---------------------       ---------------------
                                                            1996          1995          1996          1995
                                                           -------       -------       -------       -------
Net Income                                                 $ 5,365       $ 5,156       $ 8,890       $ 9,661
                                                           -------       -------       -------       -------
Weighted average outstanding stocks                         12,683        12,120        12,649        12,018
Weighted average incremental common
equivalents from dilutive stock options                      1,542         1,471         1,277         1,432
                                                           -------       -------       -------       -------
Weighted average common and common equivalent shares        14,225        13,591        13,926        13,450
                                                           -------       -------       -------       -------
Net income per share                                       $  0.38       $  0.38       $  0.64       $  0.72
                                                           =======       =======       =======       =======